Exhibit 99.1

Friday, January 26, 2018

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2017

•	Fourth Quarter and Full Year 2017 Net Income of $0.39 and $2.25 per Share, Respectively
•	Fourth Quarter and Full Year 2017 Net Income of $0.87 and $2.82 per Share, Respectively Excluding Significant Items[1]
•	Total Assets of $987 Million Increased 6% from December 31, 2016
•	Non-performing Assets Improved to 0.74% of Total Assets from 1.34% at December 31, 2016
•	Wealth Assets Under Administration of $610 Million

Lakeville, Connecticut, January 26, 2018 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its fourth quarter and full year ended December 31, 2017.

Net income available to common shareholders was $1.1 million, or $0.39 per common share, for Salisbury’s fourth quarter ended December 31, 2017 (fourth quarter 2017), compared with $1.7 million, or $0.61 per common share, for the third quarter ended September 30, 2017 (third quarter 2017), and $1.5 million, or $0.55 per common share, for the fourth quarter ended December 31, 2016 (fourth quarter 2016).

Results for the fourth quarter and full year 2017 included after-tax losses of $884 thousand or $0.32 per share and $1.1 million or $0.41 per share, respectively related to OREO. Results for the fourth quarter and full year also included a charge of $445 thousand or $0.16 per share related to the remeasurement of net deferred tax assets due to the enactment of the new U.S. tax law during the quarter.

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “In 2017 we made measurable progress on our strategy to improve asset quality and to achieve growth through prudent acquisitions. Although we incurred losses this year on the sale of OREO properties, our non-performing assets declined significantly during the fourth quarter. In June 2017 we completed the acquisition of the New Paltz, New York branch from Empire State Bank and in December 2017, we executed and announced a definitive agreement to acquire the Fishkill, New York branch of Orange Bank & Trust Company. The acquisition, which is subject to regulatory approval, is expected to be completed in the second quarter of this year. We enter 2018 well-positioned for continued growth and we remain focused on managing asset quality and enhancing profitability while maintaining our commitment to provide outstanding customer service.”

Net Interest Income

Tax equivalent net interest income for the fourth quarter 2017 increased $248 thousand, or 3.1%, versus third quarter 2017, and increased $265 thousand, or 3.3%, versus fourth quarter 2016. Net interest income for the current quarter included $183 thousand for interest received upon settlement of a past due loan. Average earning assets increased $1.9 million versus third quarter 2017, and increased $49.3 million versus fourth quarter 2016. Average total interest bearing deposits decreased $0.2 million versus third quarter 2017 and increased $27.5 million versus fourth quarter 2016. The increase in average interest bearing deposits from the prior year fourth quarter reflected the acquisition of the New Paltz branch, which increased deposits by approximately $31 million. The tax equivalent net interest margin for the fourth quarter was 3.58% compared with 3.50% for the third quarter 2017 and 3.45% for the fourth quarter 2016.

Non-Interest Income

Non-interest income for fourth quarter 2017 increased $102 thousand versus third quarter 2017 and decreased $144 thousand versus fourth quarter 2016. Trust and Wealth Advisory revenues decreased $17 thousand versus third quarter 2017 and increased $36 thousand versus fourth quarter 2016. The quarter-over-quarter net revenue decrease primarily resulted from lower fees for life insurance trust administration, whereas the increase from the prior year fourth quarter primarily reflected net growth in asset based fees.

Service charges and fees decreased $17 thousand versus third quarter 2017, and increased $63 thousand versus fourth quarter 2016. The decline from the third quarter primarily reflected lower ATM, safe deposit rental, and other fees whereas the increase from the prior year fourth quarter primarily reflected higher ATM and interchange fees.

Income from mortgage sales and servicing decreased $33 thousand versus third quarter 2017 and decreased $18 thousand versus fourth quarter 2016. The decline from the third quarter was primarily attributed to a reversal of impairment charges for mortgage servicing rights in the prior quarter. The decrease from the fourth quarter of 2016 primarily reflected lower gains on mortgage sales, due to a reduction in volume, partly offset by lower amortization charges for mortgage servicing rights.

Gains on the sale of available-for-sale securities for the fourth quarter were $193 thousand compared with $427 thousand in the fourth quarter of 2016.

_____________________

[1] Significant items include losses on the sale of OREO properties and a charge related to the remeasurement of net deferred tax assets following the enactment of the new U.S. tax law during the current quarter. The impact of these items on net income available to common shareholders and earnings per share is presented in the text of this release.

Non-Interest Expense

Non-interest expense included OREO charges of $1.4 million for the fourth quarter compared with charges of $218 thousand in the prior quarter and $435 thousand in the prior year fourth quarter. Excluding these charges, non-interest expense for fourth quarter 2017 declined $305 thousand versus third quarter 2017 and declined $278 thousand versus fourth quarter 2016. Salaries and benefits decreased $120 thousand versus third quarter 2017, and decreased $163 thousand versus fourth quarter 2016. The decrease for both periods primarily reflected lower benefits and lower deferred compensation expense.

Premises and equipment costs increased $39 thousand versus third quarter 2017 and increased $205 thousand versus fourth quarter 2016. The increase from the prior year fourth quarter reflected higher lease expense, which included costs related to the acquisition of the New Paltz branch, and higher depreciation and maintenance expense for computer equipment and software. Data processing expenses, which also include data communications related expenses, decreased $9 thousand versus third quarter 2017 and decreased $201 thousand versus fourth quarter 2016. The prior year fourth quarter included expenses related to the Bank’s core system conversion and the upgrade of data communication capabilities to support new technologies.

Professional fees increased $56 thousand versus third quarter 2017 and increased $7 thousand versus fourth quarter 2016. The quarter over quarter increase was mainly attributed to higher audit and investment management fees offset by a reduction in legal and consulting expense. The increase from the prior year fourth quarter reflected higher legal, consulting and audit fees which were mostly offset by lower internal audit and investment management fees.

OREO and loan related expenses of $1.4 million, included the OREO charge noted above. Excluding OREO expenses in the fourth quarter and comparative quarters, OREO and loan related expenses decreased $253 thousand versus the third quarter 2017 and decreased $196 thousand compared with the fourth quarter 2016. The declines primarily reflected a reversal of accruals for OREO carrying costs and the delinquent real estate taxes on OREO properties.

The effective income tax rates for fourth quarter 2017, third quarter 2017 and fourth quarter 2016 were 48.42%, 29.09% and 27.62%, respectively. Excluding the discrete charge in the fourth quarter 2017 related to the change in U.S. tax law, the effective tax rate for the quarter was 27.12%.

Loans

Net loans receivable increased $18 million, or 2% from $784 million as of the third quarter 2017 to $802 million at December 31, 2017, and increased $39 million, or 5% from $763 million at December 31, 2016.

Asset Quality

Non-performing assets decreased $4.9 million during the current quarter to $7.4 million, or 0.74% of assets at December 31, 2017, from $12.3 million, or 1.3% of assets at September 30, 2017, and decreased $5.2 million from $12.6 million, or 1.3% of assets, at December 31, 2016. The decrease in non-performing assets from the third quarter of 2017 and the prior year fourth quarter reflected the sale of OREO and a decline in non-performing loans.

The amount of total impaired and potential problem loans were $23.9 million or 2.97% of gross loans receivable at December 31, 2017 compared to $23.3 million, or 2.95% of gross loans receivable at September 30, 2017 and $23.6 million, or 3.07% of gross loans receivable at December 31, 2016.

Accruing loans receivable 30-to-89 days past due increased $0.1 million during fourth quarter 2017 to $3.5 million, or 0.44% of gross loans receivable, from $3.4 million, or 0.44% of gross loans receivable at September 30, 2017, and decreased $1.0 million from $4.5 million, or 0.59% of gross loans receivable at December 31, 2016.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

The provision for loan loss expense was $67 thousand for fourth quarter 2017 versus a charge of $237 thousand for third quarter 2017, and a charge of $503 thousand for the fourth quarter 2016. The decline in the provision was primarily attributable to recoveries of $334 thousand received in the fourth quarter. Net loan charge-offs (recoveries) were ($300) thousand for the fourth quarter 2017, $236 thousand for third quarter 2017 and $263 thousand for the fourth quarter 2016. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 0.84% for the fourth quarter 2017, versus 0.82% for the third quarter 2017 and 0.79% for the fourth quarter 2016. Similarly, reserve coverage, as measured by the ratio of the allowance for loan losses to non-performing loans was 102% for the fourth quarter of 2017, versus 79% for the third quarter of 2017 and 69% for the fourth quarter of 2016.

Capital

Shareholders’ equity was $97.5 million at December 31, 2017 and book value and tangible book value were $35.01 and $29.39, respectively. Tangible book value excludes goodwill and core deposit intangibles.

The regulatory capital ratios of the Company and the Bank remain in compliance with regulatory “well capitalized” requirements. At December 31, 2017, Salisbury’s tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 8.53%, 12.94%, and 10.73%, respectively. The Bank’s tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 9.25%, 12.54%, and 11.64%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively.

Dividends on Common Shares

Consistent with the dividends declared in each calendar quarter of 2017, the Board of Directors of Salisbury declared a $0.28 per common share quarterly cash dividend at their January 26, 2018 meeting. Such dividend will be paid on February 23, 2018 to shareholders of record as of February 9, 2018.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company (the “Bank”), a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

This news release may contain statements relating to future results of Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	December 31, 2017	December 31, 2016
ASSETS
Cash and due from banks	$9,357	$5,434
Interest bearing demand deposits with other banks	39,129	30,051
Total cash and cash equivalents	48,486	35,485
Securities
Available-for-sale at fair value	79,047	79,623
Federal Home Loan Bank of Boston stock at cost	3,813	3,211
Loans held-for-sale	669	—
Loans receivable, net (allowance for loan losses: $6,776 and $6,127)	801,703	763,184
Other real estate owned	719	3,773
Bank premises and equipment, net	16,401	14,398
Goodwill	13,815	12,552
Intangible assets (net of accumulated amortization: $4,043 and $3,510)	1,837	1,737
Accrued interest receivable	2,665	2,424
Cash surrender value of life insurance policies	14,381	14,038
Deferred taxes	1,120	1,367
Other assets	2,328	3,574
Total Assets	$986,984	$935,366
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$220,536	$218,420
Demand (interest bearing)	142,575	127,854
Money market	190,953	182,476
Savings and other	144,600	135,435
Certificates of deposit	116,831	117,585
Total deposits	815,495	781,770
Repurchase agreements	1,668	5,535
Federal Home Loan Bank of Boston advances	54,422	37,188
Subordinated Debt	9,811	9,788
Note payable	313	344
Capital lease liability	1,835	418
Accrued interest and other liabilities	5,926	6,316
Total Liabilities	889,470	841,359
Shareholders' Equity
Common stock - $.10 per share par value
Authorized: 5,000,000;
Issued: 2,785,216 and 2,758,086	279	276
Unearned compensation - restricted stock awards	(606)	(352)
Paid-in capital	42,998	42,085
Retained earnings	54,664	51,521
Accumulated other comprehensive income, net	179	477
Total Shareholders' Equity	97,514	94,007
Total Liabilities and Shareholders' Equity	$986,984	$935,366

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended December 31,	Three months ended		Twelve months ended
(in thousands, except per share amounts)	2017	2016	2017	2016
Interest and dividend income
Interest and fees on loans	$8,547	$8,115	$33,090	$32,050
Interest on debt securities
Taxable	451	293	1,566	1,183
Tax exempt	35	202	380	927
Other interest and dividends	134	69	485	294
Total interest and dividend income	9,167	8,679	35,521	34,454
Interest expense
Deposits	707	578	2,483	2,181
Repurchase agreements	2	2	5	6
Capital lease	29	17	96	70
Note payable	5	5	18	21
Subordinated Debt	156	156	624	624
Federal Home Loan Bank of Boston advances	243	233	1,012	947
Total interest expense	1,142	991	4,238	3,849
Net interest and dividend income	8,025	7,688	31,283	30,605
Provision for loan losses	67	503	1,020	1,835
Net interest and dividend income after provision for loan losses	7,958	7,185	30,263	28,770
Non-interest income
Trust and wealth advisory	857	821	3,477	3,338
Service charges and fees	919	856	3,718	3,133
Gains on sales of mortgage loans, net	21	77	125	229
Mortgage servicing, net	75	37	255	156
Gains on sales of available -for-sale- securities, net	193	427	178	584
Other	117	108	483	451
Total non-interest income	2,182	2,326	8,236	7,891
Non-interest expense
Salaries	2,869	2,908	11,135	10,926
Employee benefits	844	969	3,767	3,891
Premises and equipment	1,034	829	3,831	3,375
Data processing	536	737	2,057	2,106
Professional fees	537	530	2,499	1,933
Collections, OREO, and loan related, including OREO gains, losses and writedowns	1,304	579	2,179	999
FDIC insurance	143	132	497	606
Marketing and community support	170	162	793	686
Amortization of intangibles	138	146	533	601
Other	477	419	2,038	2,264
Total non-interest expense	8,052	7,411	29,329	27,387
Income before income taxes	2,088	2,100	9,170	9,274
Income tax provision	1,011	580	2,914	2,589
Net income	$1,077	$1,520	$6,256	$6,685
Net income applicable to common shareholders	$1,065	$1,509	$6,201	$6,633

Basic earnings per common share	$0.39	$0.55	$2.25	$2.43
Diluted earnings per common share	0.38	0.55	2.24	2.41
Common dividends per share	0.28	0.28	1.12	1.12

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the three month periods ended
(in thousands, except per share amounts and ratios)	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
Total assets	$986,984	$979,469	$974,806	$939,549	$935,366
Loans receivable, net	801,703	784,136	771,850	764,665	763,184
Total securities	82,860	88,546	84,468	80,359	82,834
Deposits	815,495	831,989	811,341	772,416	781,770
FHLBB advances	54,422	27,364	47,302	52,745	37,188
Shareholders’ equity	97,514	97,526	96,545	95,221	94,007
Wealth assets under administration	610,218	594,510	585,759	524,459	516,350
Discretionary wealth assets under administration	394,673	374,357	374,271	365,086	366,167
Non-Discretionary wealth assets under administration	215,545	220,153	211,488	159,373	150,183
Non-performing loans	6,635	8,313	7,835	7,057	8,792
Non-performing assets	7,354	12,257	11,690	10,890	12,565
Accruing loans past due 30-89 days	3,536	3,449	2,961	11,689	4,537
Net interest and dividend income	8,025	7,766	7,661	7,832	7,688
Net interest and dividend income, tax equivalent	8,231	7,983	7,894	8,093	7,966
Provision (benefit) for loan losses	67	237	364	352	503
Non-interest income	2,182	2,080	1,951	2,023	2,326
Non-interest expense	8,052	7,220	6,751	7,306	7,411
Income before income taxes	2,088	2,389	2,497	2,197	2,100
Income tax provision	1,011	695	615	593	580
Net income	1,077	1,694	1,882	1,604	1,520
Net income applicable to common shareholders	1,065	1,678	1,867	1,594	1,509
Per share data
Basic earnings per common share	$0.39	$0.61	$ 0. 68	$0.58	$0.55
Diluted earnings per common share	0.38	0.60	0.67	0.58	0.55
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	35.01	35.01	34.66	34.38	34.08
Tangible book value per common share - Non-GAAP(1)	29.39	29.34	28.94	29.26	28.90

Common shares outstanding at end of period	2,785	2,786	2,785	2,770	2,758
Weighted average common shares outstanding, to calculate basic earnings per share	2,757	2,757	2,757	2,749	2,737
Weighted average common shares outstanding, to calculate diluted earnings per share	2,778	2,777	2,775	2,768	2,755

Profitability ratios
Net interest margin (tax equivalent)	3.58%	3.50%	3.58%	3.69%	3.45%
Efficiency ratio(2)	64.90	67.18	66.56	68.68	67.08
Effective income tax rate(3)	48.42	29.09	24.62	27.00	27.62
Return on average assets	0.43	0.69	0.77	0.70	0.65
Return on average common shareholders’ equity	4.38	6.89	7.82	6.83	6.43

Credit quality ratios
Net charge-offs to average loans receivable, gross	0.02%	0.03%	0.02%	0.03%	0.04%
Non-performing loans to loans receivable, gross	0.82	1.05	1.01	0.92	1.16
Accruing loans past due 30-89 days to loans receivable, gross	0.44	0.44	0.38	1.53	0.60
Allowance for loan losses to loans receivable, gross	0.84	0.82	0.83	0.82	0.79
Allowance for loan losses to non-performing loans	102.12	79.30	82.87	89.05	69.43
Non-performing assets to total assets	0.74	1.25	1.20	1.16	1.34

Capital ratios
Common shareholders' equity to assets	9.88%	9.96%	9.90%	10.13%	10.05%
Tangible common shareholders' equity to tangible assets - Non-GAAP(1)	8.43	8.48	8.41	8.76	8.64
Tier 1 leverage capital	8.53	8.49	8.77	8.83	8.69
Total risk-based capital	12.94	13.20	13.12	13.34	13.26
Common equity tier 1 capital	10.73	10.96	10.88	11.10	11.02

(1) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.
(2) Calculated using SNL’s (publicly recognized resource of bank data) methodology, as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and litigation expenses.

(3) The effective tax rate for 4Q 2017 includes the discrete charge related to the remeasurement of net deferred tax assets. Excluding this charge, the effective tax rate for the quarter was 27.12%.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
Common Shareholders' Equity	$97,514	$97,526	$96,545	$95,221	$94,007
Less: Goodwill	(13,815)	(13,815)	(13,827)	(12,552)	(12,552)
Less: Intangible assets	(1,837)	(1,974)	(2,116)	(1,611)	(1,737)
Tangible Common Shareholders' Equity	$81,862	$81,737	$80,602	$81,058	$79,718
Total Assets	$986,984	$979,469	$974,806	$939,549	$935,366
Less: Goodwill	(13,815)	(13,815)	(13,827)	(12,552)	(12,552)
Less: Intangible assets	(1,837)	(1,974)	(2,116)	(1,611)	(1,737)
Tangible Total Assets	$971,332	$963,680	$958,863	$925,386	$921,077
Common Shares outstanding	2,785	2,786	2,785	2,770	2,758

Book value per Common Share – GAAP	$35.01	$35.01	$34.66	$34.38	$34.08
Tangible book value per Common Share - Non-GAAP	29.39	29.34	28.94	29.26	28.90

Non-interest expense	$8,052	$7,220	$6,751	$7,306	$7,411
Less: Amortization of core deposit intangibles	(138)	(142)	(126)	(126)	(146)
Less: Foreclosed property expense including OREO gains, losses and write downs	(1,281)	(318)	(63)	(232)	(493)
Less: Technology enhancement related expenses	—	—	—	—	(155)
Operating Expenses	$6,633	$6,760	$6,562	$6,948	$6,617
Net interest and dividend income, tax equivalent	$8,231	$7,983	$7,894	$8,093	$7,966
Non-interest income	2,182	2,080	1,951	2,023	2,326
Gains on securities	(193)	—	14	—	(427)
Operating Revenue	$10,220	$10,063	$9,859	$10,116	$9,865
Efficiency Ratio - Non-GAAP	64.90%	67.18%	66.56%	68.68%	67.08%